EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is based on the historical financial statements of Jones Lang LaSalle Incorporated (“Jones Lang LaSalle” or the “Company”) and Staubach Holdings, Inc. ("Staubach") after giving effect to the purchase of Staubach by the Company using the purchase method of accounting. Staubach was acquired by the Company on July 11, 2008.

On June 1, 2008, Staubach and two of its licensees participated in a tax-free equity exchange resulting in the two licensees becoming wholly-owned subsidiaries of Staubach. Whereas the Staubach historical audited consolidated financial statements in Exhibit 99.1 do not include the impact of this tax-free equity exchange, these two licensees were consolidated subsidiaries of Staubach at the time of the acquisition by Jones Lang LaSalle. As a result, the Staubach as purchased financial statements used to prepare these pro forma combined financial statements include the combined results of these two licensees for all periods presented.  The Staubach as purchased financial statements do not reflect certain purchase accounting adjustments in relation to Staubach’s acquisition of these two licensees or the shares of common stock issued by Staubach in conjunction with that acquisition, the effect of which would have been eliminated in the pro forma adjustments. Additionally, all inter-company transactions between Staubach and its licensees have been eliminated in these pro forma combined financial statements.

The Staubach historical audited consolidated financial statements in Exhibit 99.1 include the results generated from two licensees, Staubach Retail and Cypress Equities, which were not acquired by Jones Lang LaSalle. As a result, the operating results generated from these two licensees were excluded from the historical Staubach as purchased financial statements used to prepare the pro forma financial statements for all periods presented.

The unaudited pro forma combined balance sheet as of March 31, 2008 gives effect to the Staubach acquisition as if it had occurred on March 31, 2008. The unaudited pro forma combined statements of operations for the year ended December 31, 2007 and for the three months ended March 31, 2008 give effect to the Staubach acquisition as if it had occurred on January 1, 2007.

This unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations or financial position actually would have been had the Staubach acquisition and the related transactions occurred on the dates specified, nor does the information purport to project the Company’s results of operations or financial position for any future period or at any future date. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon finalization of the purchase accounting for the Staubach acquisition.

The unaudited pro forma combined financial information does not reflect any adjustments for synergies that the Company expects to realize from the Staubach acquisition. No assurances can be made as to the amount of net cost savings, if any, that may be realized.

The unaudited pro forma combined financial information should be read in conjunction with the Company’s historical consolidated unaudited financial statements as of March 31, 2008 and for the three months ended March 31, 2008 and 2007, which are included in its March 31, 2008 Quarterly Report on Form 10-Q, and the Company’s historical audited consolidated financial statements as of December 31, 2007 and for the year then ended which are included in its December 31, 2007 Annual Report on Form 10-K.

In addition, the unaudited pro forma combined financial information should be read in conjunction with the Staubach historical audited consolidated financial statements as of and for the nine months ended March 31, 2008 which are included as Exhibit 99.1 of this amendment No. 2 to the Current Report on Form 8-K/A (Amendment No. 1).

Jones Lang LaSalle Incorporated
Unaudited Pro Forma Combined Balance Sheet
As of March 31, 2008 ($ in thousands)

	Historical
Assets	Jones Lang LaSalle	Staubach as purchased (1)	Pro Forma Adjustments			Pro Forma Combined
Current assets:
Cash and cash equivalents	$74,648	64,431	(64,431)	(6)		74,648
Trade receivables, net of allowances	749,300	32,439	—			781,739
Notes and other receivables	68,642	—	—			68,642
Prepaid expenses	28,268	3,555	(2,129)	(12)		29,694
Deferred tax assets	64,999	875	—			65,874
Other	13,994	7,233	—			21,227
Total current assets	999,851	108,533	(66,560)			1,041,824
			—
Property and equipment, net	200,909	5,567	—			206,476
Goodwill, with indefinite useful lives	731,501	157,794	344,983	(4)		1,234,278
Identified intangibles, net	44,673	101,374	(1,374)	(5)		144,673
Investments in real estate ventures	164,042	—	—			164,042
Long-term receivables, net	42,733	—	—			42,733
Deferred tax assets	84,914	—	—			84,914
Other, net	47,051	1,829	9,400	(8)		58,280
Total assets	$2,315,674	375,097	286,449	(3)		2,977,220

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$255,564	18,919	(793)	(11)		273,690
Accrued compensation	320,784	39,457	—			360,241
Short-term borrowings	29,698	—	—			29,698
Deferred tax liabilities	13,811	—	—			13,811
Deferred income	22,504	3,871	(3,871)	(12)		22,504
Deferred business acquisition obligations	44,542	—	—			44,542
Other	64,312	—	10,600	(7)		74,912
Total current liabilities	751,215	62,247	5,936			819,398

Noncurrent liabilities:
Credit facilities	350,599	—	139,727	(8)		490,326
Deferred tax liabilities	1,910	38,990	(1,585)	(3	),(9)	39,315
Deferred compensation	41,468	—	—			41,468
Pension liabilities	1,096	—	—			1,096
Deferred business acquisition obligations	33,102	—	316,231	(2)		349,333
Other	50,484	—	—			50,484
Total liabilities	1,229,874	101,237	460,309			1,791,420

Puttable shares	—	83,214	(83,214)	(6)		—
Minority interest	8,767	—	—			8,767
Shareholders’ equity:
Common stock	318	265	(245)	(6	),(10)	338
Additional paid-in capital	458,776	183,486	(83,506)	(6	),(10)	558,756
Retained earnings	487,679	6,895	(6,895)	(6)		487,679
Shares held in trust	(1,930)	—	—			(1,930)
Accumulated other comprehensive income	132,190	—	—			132,190
Total shareholders’ equity	1,077,033	190,646	(90,646)			1,177,033
Total liabilities and shareholders’ equity	$2,315,674	375,097	286,449			2,977,220

See accompanying notes to unaudited pro forma combined financial statements.

Jones Lang LaSalle Incorporated
Unaudited Pro Forma Combined Statement of Operations
For the twelve months ended December 31, 2007
($ in thousands, expect for share data)

	Historical
	Jones Lang LaSalle	Staubach as purchased (1)	Pro Forma Adjustments			Pro Forma Combined

Revenue	$2,652,075	348,889	(4,381)	(12)		2,996,583

Operating expenses:
Compensation and benefits	1,724,174	250,924	(710)	(7	), (12)	1,974,388
Operating, administrative and other	530,412	32,423	—			562,835
Depreciation and amortization	55,580	18,492	23,624	(5)		97,696
Restructuring charges (credits), net	(411)	—	—			(411)
Total operating expenses	2,309,755	301,839	22,914			2,634,508

Operating income	342,320	47,050	(27,295)			362,075

Interest expense, net of interest income	13,064	(1,496)	29,146	(8)		40,714
Gain on sale of investments	6,129	—	—			6,129
Equity in earnings from real estate ventures	12,216	244	—			12,460

Income before provision for income taxes and minority interest	347,601	48,790	(56,441)			339,950

Provision for income taxes	87,595	20,492	(22,012)	(13)		86,075
Minority interest, net of tax	2,174	—	—			2,174

Net income	$257,832	28,298	(34,429)			251,701

Net income available to common shareholders	$256,490	28,298	(34,429)			250,359

Basic earnings per common share	$8.01	—	—			7.36
Basic weighted average shares outstanding	32,021,380	—	1,997,682	(2)		34,019,062

Diluted earnings per common share	$7.64	—	—			7.04
Diluted weighted average shares outstanding	33,577,927	—	1,997,682	(2)		35,575,609

See accompanying notes to unaudited pro forma combined financial statements.

Jones Lang LaSalle Incorporated
Unaudited Pro Forma Combined Statement of Operations
For the three months ended March 31, 2008
($ in thousands, expect for share data)

	Historical
	Jones Lang LaSalle	Staubach as purchased (1)	Pro Forma Adjustments		Pro Forma Combined

Revenue	$563,920	81,946	—		645,866

Operating expenses:
Compensation and benefits	378,873	58,163	—		437,036
Operating, administrative and other	160,866	8,086	—		168,952
Depreciation and amortization	16,446	8,719	(5,688)	(5)	19,477
Restructuring charges (credits), net	(188)	—	—		(188)
Total operating expenses	555,997	74,968	(5,688)		625,277

Operating income	7,923	6,978	5,688		20,589

Interest expense, net of interest income	1,176	(373)	6,961	(8)	7,764
Equity in (loss) earnings from real estate ventures	(2,213)	61	—		(2,152)

Income before provision for income taxes and minority interest	4,534	7,412	(1,273)		10,673

Provision for income taxes	1,143	3,113	(496)	(13)	3,760
Minority interest, net of tax	552	—	—		552

Net income	$2,839	4,299	(777)		6,361

Basic earnings per common share	$0.09	—	—		0.19
Basic weighted average shares outstanding	31,772,825	—	1,997,682	(2)	33,770,507

Diluted earnings per common share	$0.09	—	—		0.18
Diluted weighted average shares outstanding	33,229,444	—	1,997,682	(2)	35,227,126

See accompanying notes to unaudited pro forma combined financial statements.

Jones Lang LaSalle Incorporated
Notes to Unaudited Pro Forma Combined Financial Statements

1. Staubach Acquisition and Basis of Pro Forma Presentation

On July 11, 2008, a wholly-owned subsidiary of Jones Lang LaSalle purchased all of the outstanding shares of Staubach Holdings Inc. (“Staubach”).

Staubach was formed in June 2007. Effective July 1, 2007, The Staubach Company (“TSC”) and certain of its licensees participated in a tax-free equity exchange transaction whereby TSC and those licensees became wholly owned subsidiaries of Staubach. The equity exchange allowed TSC and those licensees to consolidate business operations. Exhibit 99.1 of this report on Form 8-K/A contains the historical audited consolidated financial statements of Staubach and those subsidiaries as of and for the nine months ended March 31, 2008.

On June 1, 2008, Staubach and two of its licensees participated in a tax-free equity exchange resulting in the two licensees becoming wholly-owned subsidiaries of Staubach. Whereas the Staubach historical audited consolidated financial statements in Exhibit 99.1 do not include the impact of this tax-free equity exchange, these two licensees were consolidated subsidiaries of Staubach at the time of the acquisition by Jones Lang LaSalle. As a result, the Staubach as purchased financial statements used to prepare these pro forma combined financial statements include the combined results of these two licensees for all periods presented.  The Staubach as purchased financial statements do not reflect certain purchase accounting adjustments in relation to Staubach’s acquisition of these two licensees or the shares of common stock issued by Staubach in conjunction with that acquisition, the effect of which would have been eliminated in the pro forma adjustments. Additionally, all inter-company transactions between Staubach and its licensees have been eliminated in these pro forma combined financial statements.

The Staubach historical audited consolidated financial statements in Exhibit 99.1 include the results generated from two licensees, Staubach Retail and Cypress Equities, which were not acquired by Jones Lang LaSalle. As a result, the operating results generated from these two licensees were excluded from the historical Staubach as purchased financial statements used to prepare the pro forma financial statements for all periods presented.

Certain additional reclassifications, which did not affect net income or equity, have been made to Staubach’s historical balance sheet as of March 31, 2008 and income statements for the three months ended March 31, 2008 and the twelve months ended December 31, 2007 to conform to the Company’s presentation.

The unaudited pro forma combined financial statements include estimated adjustments to record the assets and liabilities of Staubach at their respective fair values and represent management’s best estimates based on information available at this time. The final allocation of the purchase price will be recorded after a final analysis to determine the fair values of Staubach’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this document. Such adjustments compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statements of operations due to adjustments in amortization of the adjusted assets or liabilities.

2. Estimated Purchase Consideration

The estimated total purchase consideration used in the pro forma balance sheet was $547 million, comprised of the following (dollars in thousands):

Cash paid and liabilities assumed at closing	$122,827
Common stock issued	100,000
Present value of deferred payments	316,231
Estimated capitalizable acquisition costs	7,500
$546,558

At closing, we paid approximately $123 million in cash, as adjusted for Staubach's net liabilities, and $100 million in shares of our common stock. The Company will issue 1,997,682 shares of its common stock pursuant to the Merger Agreement based on $100 million divided by the Adjusted Trading Price of $50.06, determined based on the average closing price for the five consecutive trading days up to and including August 14th, per the terms of the Merger Agreement.

The Merger Agreement also provides for the following deferred payments payable in cash: (i) $78 million on July 1, 2010 (or on July 1, 2011 if certain revenue targets are not met); (ii) $156 million on July 1, 2011 (or on July 2, 2012 if certain revenue targets are not met); and (iii) $156 million on July 1, 2013.  These payments were discounted to a present value of $316 million based on a 6% discount rate and recorded as deferred business acquisition obligations on the pro forma balance sheet.

Staubach shareholders also will be entitled to receive an earn-out payment of up to approximately $114 million, payable on a sliding scale, if certain thresholds are met with respect to the tenant representation business for the earn-out periods ended December 31, 2010, 2011 and 2012.  This earn-out payment will be accounted for as purchase consideration when paid.

3. Preliminary Allocation of Purchase Consideration

The estimated purchase consideration was allocated to tangible and intangible assets based upon our preliminary estimate of fair value. The final purchase accounting adjustments will include additional adjustments to the fair value of the assets acquired and liabilities assumed.  Based on our preliminary estimates, the purchase consideration was allocated as follows (dollars in thousands):

Assets:
Current assets	$41,973
Property and Equipment and Other Assets	7,396
Identifiable Intangibles	100,000
Goodwill	502,777
Total Assets	$652,146

Liabilities:
Current liabilities	$68,183
Deferred tax liability	37,405
Total Liabilities	$105,588

Estimated net assets acquired	$546,558

Material changes to each of the elements of this preliminary allocation of the purchase price are possible.

4.  Goodwill Pro Forma Adjustment

The pro forma balance sheet adjustment to goodwill is comprised of the following (dollars in thousands):

Preliminary allocation of purchase consideration – Note 3	$502,777
Eliminate Staubach goodwill	(157,794)
Adjustment	344,983

5. Identifiable Intangible Assets and Amortization

A preliminary estimate of the fair value of identifiable intangible assets included in the pro forma balance sheet, the estimated useful life of these intangible assets and the associated amortization expense included in the pro forma statements of operations is as follows (dollars in thousands):

	Fair Value	Useful Life in years	Amortization twelve months ended December 31, 2007	Amortization three months ended March 31, 2008

Backlog	$20,000	1	$20,000	$—
Contracts and Customer Relationships	40,000	10	4,000	1,000
Trade Name	10,000	1	10,000	—
Non–Compete Agreements	30,000	5	6,000	1,500
	$100,000		$40,000	$2,500

The pro forma balance sheet adjustment for identifiable intangibles is comprised of the following (dollars in thousands):

Estimated fair value	$100,000
Eliminate Staubach identifiable intangibles	(101,374)
Adjustment	(1,374)

The pro forma adjustments to the combined statements of operations also include the elimination of Staubach’s historical intangible amortization expense of $16.4 million for the twelve months ended December 31, 2007 and $8.2 million for the three months ended March 31, 2008.

6.  Eliminate Acquired Balances

Pro forma adjustments to eliminate the equity balances of Staubach in the preliminary allocation of purchase price including puttable shares, common stock, additional paid-in-capital, and retained earnings.

A pro forma adjustment was also made to eliminate Staubach's cash and cash equivalents as the Company did not acquire these balances.

7. Lease Termination and Employee Costs

The pro forma combined balance sheet adjustments include an Other current liability of $10.6 million, comprised of estimated costs related to vacated leased space of $7.5 million, and estimated employee related termination costs of $3.1 million.

The pro forma combined statement of operations for the year ended December 31, 2007 includes an additional $1.7 million of employee related stay bonuses and termination costs as a pro forma adjustment to compensation and benefit expense.

8. Credit Facilities and Interest Expense

The Company estimates that the Staubach acquisition will result in the Company increasing its borrowing under revolving credit facilities by approximately $140 million, comprised of $123 million of cash paid at closing, $8 million for acquisition related costs (see Note 2), and $9 million of  financing costs incurred as a result of the acquisition.  The Company estimated the incremental interest expense on this borrowing based the 4.9% borrowing rate under its revolving credit facility on the date of the Staubach acquisition.

The pro forma interest expense adjustment also includes interest expense on the deferred acquisition payments and for the amortization of deferred financing costs.  Interest expense on the deferred acquisition payments with a present value of $316 million (see Note 2) was based on a 6% interest rate which represents an estimate of the rates on borrowing matching the terms of up to five years for the deferred acquisition payments. Financing costs of $1.3 million are being expensed in 2007 and $8.1 million are being deferred and amortized over four years, which corresponds with the stated term of our revolving credit facility.

The interest expense adjustments included in the pro forma statements of operations consist of the following (dollars in thousands):

	Twelve months ended	Three months ended
	December 31, 2007	March 31, 2008
Credit facility $140 million 4.9%	$6,847	$1,712
Deferred acquisition payments 6%	18,974	4,743
Amortization of deferred financing costs	3,325	506
	29,146	6,961

A 1/8 percent increase in the estimated borrowing rate of 4.9% would have increased interest expense by $0.2 million for the twelve months ended December 31, 2007 and less than $0.1 million for the three months ended March 31, 2008.

9. Deferred Tax Liabilities

The pro forma adjustment includes a $39 million increase in deferred tax liabilities for the difference between the tax and book basis of identifiable intangibles, based on the initial estimate of the fair value of identifiable intangibles of $100 million and an estimated marginal tax rate of 39%. The pro forma adjustment also includes a $40 million decrease in the balance to remove the deferred tax liabilities established in relation to the $101 million of Staubach identifiable intangibles eliminated in purchase accounting. Deferred taxes are subject to the final appraisals and the purchase price allocation to assets and liabilities.

The pro forma balance sheet adjustment for deferred tax liabilities is comprised of the following (dollars in thousands):

Estimated deferred tax liabilities related to intangibles	$39,000
Eliminate Staubach deferred tax liabilities related to intangibles	(40,585)
Adjustment	(1,585)

10.  Shares Issued

The purchase consideration includes 1,997,682 shares of the Company’s common stock valued at $50.06 per share or $100 million (see Note 2).  For the issuance of these shares pro forma adjustments totaling $100 million were recorded to Common stock and Additional paid-in capital.

11. Leases

At March 31, 2008, Staubach’s balance sheet had a deferred rent liability of $0.8 million for the difference between straight-line rent expense and cash paid for rent which was eliminated for the combined pro forma balance sheet. The straight-line rent expense adjustment for the combined statements of operations for the year ended December 31, 2007 and for the three months ended March 31, 2008 assuming the Staubach acquisition had occurred on January 1, 2007 was not materially different than the rent expense reported by Staubach.

12. Deferred Income

At March 31, 2008, Staubach’s balance sheet had deferred income of $3.9 million and associated prepaid commissions of $2.1 million which were eliminated for the combined pro forma balance sheet. The elimination of deferred income and prepaid commissions that existed as of January 1, 2007 resulted in pro forma adjustments to the combined statements of operations for the year ended December 31, 2007, reducing revenue by $4.3 million and reducing compensation and benefit expense by $2.4 million for the associated prepaid commission.

13. Income Tax Expense

A 39% estimated effective tax rate was used for pro forma adjustments, consistent with the effective rate in Staubach’s historical audited financial statements for the nine months ending March 31, 2008.